EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Spiral Toys Inc.

A signed original of this written statement required by Section 906 has been provided to Spiral Toys Inc. and will be retained by Spiral Toys Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

April 15, 2015

/s/ Mark Meyers

     Mark Meyers (Chief Executive Officer)

April 15, 2015

/s/ Robert Stewart

Robert Stewart (Chief Financial Officer)